Exhibit 99.1

McClatchy Reports Fourth Quarter 2016 Results

- Grew digital-only advertising revenues 11.0% in Q4 and a record 14.8% for the full year

- Reduced operating expenses 6.8% and adjusted operating expenses 5.9%

- Grew average monthly unique visitors 22.3%, local unique visitors up 13.2%

- Received dividend distribution of $6.0 million from CareerBuilder in December 2016

- Reduced debt by $32.8 million in the fourth quarter and by $63.6 million for the full year 2016

- Closed on the sale of the Sacramento Bee covered garage in December 2016

- Acquired The Herald-Sun in Durham, NC from Paxton Media Group

SACRAMENTO, Calif., Feb. 9, 2017 /PRNewswire/ -- McClatchy (NYSE-MNI) today reported net income in the fourth quarter of 2016 of $3.1 million, or $0.40 per share, compared to net income of $8.8 million, or $1.04 per share in the fourth quarter of 2015. Per share amounts reflect the company's 1 for 10 reverse stock split that became effective in June 2016. The fourth quarter and full year results were not impacted by the results from The Herald-Sun (Durham, NC), which was purchased on Dec. 25, 2016, the last day of McClatchy's fiscal year.

The company reported adjusted net income, which excludes severance and certain other items, in the fourth quarter of 2016 of $12.9 million, compared to adjusted net income of $17.3 million in the fourth quarter of 2015.

As reported, on January 25, 2017, the board of directors appointed Craig Forman president and chief executive officer (CEO) of the company. He has been a McClatchy board member since 2013 and will remain on McClatchy's board. Forman has a strong track record in both digital technology and journalism, and familiarity with the company's digital-transformation strategy. He has served as the executive chairman of Where.com Inc. and Appia Inc. and previously held executive roles with Yahoo!, Time Warner, Infoseek, and Dow Jones. Forman served in senior leadership roles at Earthlink from 2006 to 2009, including as president of the company's $1 billion consumer access and audience business.

Forman began his career as a reporter and bureau chief for The Wall Street Journal, where he was part of the reporting team whose coverage of the Persian Gulf War was a finalist for the 1991 Pulitzer Prize in International Reporting.

Forman said, "In the short fortnight since becoming chief executive, it has become clear to me that we have a highly skilled and dedicated team across McClatchy, committed to serving our customers and our neighbors from Sacramento to Miami and in dozens of communities in between. I'm thrilled to join them in the day-to-day work of running the company and using technology as a catalyst for growth. We've already transitioned in many respects to the foundations of a digital future. Our goal here is to accelerate that transformation—to focus on our pace.

"We remain vigilant on cost control and expense reduction as we align the cost structure with the decline in traditional print advertising. Our intent is to sharpen our connections to our local markets, both in terms of audience and advertising, by accelerating our digital product and sales efforts. In short, we are focused on the future while maintaining the integrity of our journalism and deep engagement with our communities."

"We had an active fourth quarter as well as a busy start to 2017," Forman continued. "During 2016 we reached a number of goals to move the company forward for our shareholders. We again achieved double-digit growth in digital-only advertising revenue, despite running against impressive growth from the fourth quarter 2015. This marks the fifth consecutive quarter of double-digit growth in the digital-only advertising category and a record growth rate of 14.8% for the full year in 2016.

"While we delivered on our digital advertising goal of double-digit growth, we experienced one of the toughest years recently in print advertising as the struggles of the retail industry had an impact on our results. But our strong digital revenue growth, coupled with better results for direct marketing revenues, helped to partially offset the print declines in the fourth quarter. As a result, for full-year 2016 we saw an improvement in total advertising revenues of two percentage points over full-year 2015.

"We also made progress in realigning our cost structure to reduce legacy expenses. For 2016 we reduced operating expenses by $347.4 million due primarily to the inclusion of goodwill impairment in 2015 expenses. When adjusted for non-cash impairments and other items to represent cash costs, we successfully reduced 2016 adjusted operating expenses1 by more than $58 million. Over the last two years, operating expenses have declined $109 million and adjusted operating expenses by $116 million."

Elaine Lintecum, McClatchy's chief financial officer said, "We have made progress in monetizing our real estate in the fourth quarter and early 2017. In December we closed on the sale of a covered garage in Sacramento for pre-tax proceeds of $5.75 million, and in January 2017 we entered into two separate contracts to sell and lease back our Sacramento, California and Columbia, South Carolina, buildings and land in which The Sacramento Bee and The State operate for combined proceeds of $67.8 million. We also entered into a new letter of intent (LOI) to sell our downtown Raleigh, North Carolina building on improved terms compared to the previous contract, and are working to come to agreements to close all three transactions in 2017.

"We used our cash wisely in 2016. We reduced debt in the fourth quarter by $32.8 million and by $63.6 million in all of 2016. We also returned value to shareholders during 2016 by buying back 655,899 shares of Class A common stock for $7.8 million."

Forman concluded, "Finally, we added to our portfolio of growth markets. We were happy to announce the addition of our 30th media company, The Herald-Sun in Durham, North Carolina, on December 25, 2016. The acquisition of The Herald-Sun means that we now operate the primary daily newspapers in the high-tech Research Triangle of North Carolina. This rapidly growing region is a great match for McClatchy's strong portfolio of digital products, thus this acquisition offers both digital advertising opportunities as well as operational synergies. While small in financial terms, this acquisition is expected to be deleveraging to the company."

Fourth Quarter Results

Total revenues in the fourth quarter of 2016 were $262.2 million, down 8.3% compared to the fourth quarter of 2015. Total advertising revenues were $158.4 million, down 10.9% in the fourth quarter of 2016 compared to the fourth quarter of 2015, which is consistent with the advertising revenue trend experienced in the first nine months of 2016. The declines in advertising revenues largely reflect softness in traditional print advertising which was partially offset by improvements in the direct marketing category and digital advertising. Digital-only advertising revenues grew 11.0% in the fourth quarter of 2016 and total digital advertising revenues were up 3.7% compared to the same quarter last year.

Direct marketing declined 2.6% in the fourth quarter compared to the same period last year, but improved more than 10 percentage points from the third quarter of 2016. The improvement was due to the addition of new customers, stronger events revenues, and the impact of retiring certain underperforming products in 2015.

Audience revenues were $92.7 million, down 1.9% in the fourth quarter compared to the same period in 2015. Digital-only audience revenues were up 4.9%, and the number of digital-only subscribers ended the quarter at 83,100, representing an increase of 4.8% from the fourth quarter of 2015.

Average total unique and local unique visitors to the company's online products grew to 61.0 million and 14.8 million, respectively, in the fourth quarter of 2016. These results represented growth of 22.3% in total unique visitors and 13.2% in local unique visitors in the fourth quarter of 2016 compared to the same quarter last year. Mobile users represented 60.1% of average total unique visitors in the fourth quarter of 2016 compared to 56.6% in the fourth quarter of 2015.

Revenues exclusive of print newspaper advertising accounted for 70.4% of total revenues in the fourth quarter of 2016, an increase from 65.7% in the fourth quarter of 2015.

Results in the fourth quarter of 2016 included the following items:

  Non-cash charges related to newspaper masthead impairment and write-down of equity investments totaling $9.9 million ($6.3 million after-tax);
  Gain on a real estate transaction offset by non-cash real estate losses and charges associated with relocations of certain operations totaling $4.0 million ($2.5 million after-tax);
  Severance charges totaling $1.8 million ($1.1 million after-tax);
  A loss on the extinguishment of debt totaling $1.1 million ($0.7 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $1.0 million ($0.6 million after-tax);
  Costs related to co-sourcing information technology operations totaling $0.6 million ($0.4 million after-tax);
  Net increase in taxes of $3.2 million primarily associated with adjustments of certain deferred tax credits related to real estate transactions.

Adjusted net income, which excludes the items above, was $12.9 million. Adjusted EBITDA1 was $59.5 million in the fourth quarter of 2016, down 15.5% compared to the fourth quarter last year. Operating expenses were down 6.8%, while adjusted operating expenses1, which exclude non-cash and certain other charges, were down 5.9% in the fourth quarter of 2016 compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

[1] See the discussion of non-cash stock compensation included in the computation of adjusted EBITDA and adjusted operating expenses in the Non-GAAP Operating Performance Measures discussion below.

Full-Year Results

Total revenues for the full-year 2016 were $977.1 million, down 7.5% compared to the full-year 2015. Total advertising revenues were $568.7 million, down 10.8% compared to the full-year 2015. Softness in print advertising negatively impacted traditional newspaper advertising revenues, while digital advertising revenues grew 4.3% compared to the full-year 2015. The softness in print was partially offset by digital-only advertising which was up a record 14.8% through the full-year 2016 compared to last year.

Audience revenues were $364.8 million, down less than one percentage point for the full-year 2016 compared to last year and digital-only audience revenues were up 9.0% over the same period. The growth in digital-only audience revenue is attributable to the increase in digital-only subscribers through promotional efforts as well as pricing initiatives initiated during the second and third quarters of 2016.

The company reported a net loss for the full-year 2016 of $34.2 million, or $4.41 per share, compared to a net loss for the full-year 2015 of $300.2 million or $34.66 a share, which included non-cash after tax impairment charges related to goodwill and newspaper mastheads and write-downs of certain equity investments of $304.5 million.

Results for the full-year 2016 included the following items:

  Severance charges totaling $15.2 million ($9.3 million after-tax);
  Non-cash real estate losses and charges associated with relocations of certain operations offset by gain on a real estate transaction totaling $3.3 million ($2.0 million after-tax);
  Conversion costs related to co-sourcing information technology operations totaling $10.8 million ($6.9 million after-tax);
  Non-cash charges related to newspaper masthead impairment and write-down of equity investments totaling $10.8 million ($6.8 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $7.0 million ($4.3 million after-tax);
  Accelerated depreciation charges totaling $7.0 million ($4.2 million after-tax);
  Net increase in taxes totaling $2.3 million for adjustments of certain deferred tax credits related to tax positions taken in prior years and for real estate transactions;
  A gain on the extinguishment of debt totaling $0.4 million ($0.3 million after-tax); and
  Acquisition-related legal and other costs, net totaling $0.1 million ($0.1 million after-tax).

Adjusted net income for the full-year 2016, excluding the items above, was $1.4 million compared to adjusted net income in 2015 of $11.8 million. Adjusted EBITDA was $160.8 million for the full-year 2016, down 11.4% compared to the full-year 2015. Operating expenses declined 26.7%, mainly due to non-cash impairments charges recorded in the second quarter of 2015, while adjusted operating expenses were down 6.7% in the full-year 2016 compared last year.

Other Fourth Quarter Business and Recent Highlights

In the fourth quarter, the company completed the sale of a covered garage in Sacramento, California for a sales price of $5.75 million. In January, the company announced that it entered into agreements to sell and lease back the Sacramento, California and Columbia, South Carolina, land and buildings for combined sale proceeds of $67.8 million. The Sacramento and Columbia properties are expected to close in the second quarter of 2017, subject to customary closing conditions, and after-tax proceeds will be approximately $51 million. Based on the local commercial real estate market in Kansas City, Mo, the company is evaluating whether it is the right time to proceed with a sale-leaseback transaction in Kansas City.

In January, the company ended its contract with the buyers of its downtown building in Raleigh, North Carolina, due to non-performance under the contract. The company also entered into a nonbinding letter of intent (LOI) with a new buyer for the Raleigh building and land on better terms than the previous contract.

As previously reported, the company acquired The Herald-Sun in Durham North Carolina, on December 25, 2016. The purchase price was not disclosed, but after revenue and expense synergies, the acquisition is expected to be deleveraging to the company.

In December, the company received a normal operating cash distribution of $6.0 million from CareerBuilder. McClatchy management is supportive of the decision made by its co-owners to review strategic alternatives for CareerBuilder, for which no decisions have been made.

Debt at the end of the fiscal year 2016, after repurchasing $32.8 million of bonds in the fourth quarter, was $873.7 million. The notes due September 2017 had a principal balance of $16.9 million outstanding with no other maturities coming due until December 2022. The company finished the quarter with $5.3 million in cash, resulting in net debt of $868.4 million. The Company has its $65 million revolving line of credit available for liquidity if needed. During the fourth quarter of 2016, capital expenditures were $2.5 million, and were $13.0 million for the full year 2016. The leverage ratio at the end of the fourth quarter in the company's credit agreement was 5.27 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow. The company expects its current deleveraging strategies to reduce this ratio over the course of the next year.

Outlook

Forman said, "Fiscal year 2017 will be a year of enhanced digital opportunity and focus. We are dedicated to our mission of journalistic integrity and we believe that good journalism is good business; that it is the underpinning of our success in the marketplace. We aim to provide journalism that impacts our communities, and to do so with greater digital agility and pace. We intend to capture new audiences for both our print and digital advertisers. And we are focused on delivering more and better digital products faster to our advertisers and subscribers—that is award-winning works that are nationally significant and locally relevant."

Digital-only advertising revenue is expected to continue to grow at a double-digit rate in 2017, improving on the full-year trend seen in 2016. Management expects the growth to be enhanced by further investing in its digital portfolio and partnerships. The company's digital agency, exceleratetm, has moved quickly since it launched a few months ago and management believes it will be a meaningful contributor to digital growth in 2017. In fact, expenses are expected to include an estimated $10 million investment in exceleratetm throughout 2017, providing it with a larger sales force and with tools to drive revenue results in McClatchy's markets, as well as adjacent markets. Management also sees further potential in its video portfolio which reached 74 million views for all of 2016. Nucleus, the national advertising agency in which the company is a partner, is also expected to help drive results for larger retailers and national accounts.

Print advertising revenues, while important to the business, remain volatile, and are expected to decline in 2017 and become a smaller percent of total revenues. Audience revenues are expected to be stable in 2017 through a combination of marketing of product enhancements and pricing programs.

Management plans to reduce GAAP and adjusted operating expenses and will monitor costs throughout the year to achieve expense performance in line with revenue performance, despite the additional investments we are making in news and sales infrastructures.

The company has real estate that is being marketed, under LOI's or currently under contract for sale, and management's focus will be on working towards monetizing as many of those assets as possible in 2017. The proceeds achieved from the real estate transactions and cash from operations will be utilized to de-lever the company through debt reductions and further invest in the business.

Management expects capital expenditures between $12 million and $15 million in 2017, and has no required pension contributions in fiscal 2017.

The company's consolidated statistical report, which summarizes revenue performance for the fourth quarter and full-year 2016, is attached.

Non-GAAP Operating Performance Measures

As of the fourth quarter of 2016, the Company began excluding non-cash stock compensation expense from Adjusted EBITDA and adjusted operating expenses to more accurately reflect management's underlying view of the business and to present a measure more comparable to the measure provided by the Company's peers. Adjusted EBITDA and adjusted operating expenses for the fourth quarter and full fiscal year 2016 reflect this change. Prior periods have been recast to conform to this presentation.

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, non-cash stock compensation expense, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income is defined as net income (loss) excluding amounts for a gain on the sale of an equity investment, goodwill and other intangible asset impairments, impairment charges related to equity investments, gain and loss on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46060917) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
REVENUES - NET:
Advertising	$ 158,367	$ 177,788	$ 568,735	$ 637,415
Audience	92,667	94,497	364,830	367,858
Other	11,145	13,540	43,528	51,301
	262,179	285,825	977,093	1,056,574
OPERATING EXPENSES:
Compensation	87,617	92,671	383,673	395,449
Newsprint, supplements and printing expenses	20,976	23,792	78,893	95,674
Depreciation and amortization	19,895	25,703	89,446	101,595
Other operating expenses	94,750	102,844	393,015	404,347
Goodwill impairment and other asset write-downs	9,196	4,419	9,526	304,848
	232,434	249,429	954,553	1,301,913

OPERATING INCOME (LOSS)	29,745	36,396	22,540	(245,339)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(20,745)	(20,233)	(83,168)	(85,973)
Interest income	145	134	463	331
Equity income in unconsolidated companies, net	2,747	(3,615)	12,492	10,086
Gains related to equity investments	-	(32)	-	8,061
Gain (loss) on extinguishment of debt, net	(1,104)	418	431	1,167
Other - net	(36)	-	(16)	(292)
	(18,993)	(23,328)	(69,798)	(66,620)

Income (loss) before income taxes	10,752	13,068	(47,258)	(311,959)
Income tax provision (benefit)	7,666	4,238	(13,065)	(11,797)
NET INCOME (LOSS)	$ 3,086	$ 8,830	$ (34,193)	$ (300,162)

Net income (loss) per common share:
Basic	$ 0.41	$ 1.04	$ (4.41)	$ (34.66)
Diluted	$ 0.40	$ 1.04	$ (4.41)	$ (34.66)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,575	8,453	7,750	8,659
Diluted	7,654	8,462	7,750	8,659

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Quarters Ended		Twelve Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015

NET INCOME (LOSS)	$ 3,086	$ 8,830	$ (34,193)	$ (300,162)

Income tax provision (benefit)	7,666	4,238	(13,065)	(11,797)
Interest expense	20,745	20,233	83,168	85,973
Depreciation and amortization	19,895	25,703	89,446	101,595

EBITDA	51,392	59,004	125,356	(124,391)

Severance charges	1,762	2,241	15,160	12,927
Non-cash stock compensation	1,025	428	3,130	3,178
Equity income in unconsolidated companies, net	(2,747)	3,615	(12,492)	(10,086)
(Gain) loss on sale of land and relocation charges, net	(3,971)	190	3,255	582
Technology conversion costs related to co-sourcing a majority of information technology operations	619	380	10,837	380
Costs associated with reorganizing sales and other operations	1,048	691	6,996	3,388
Goodwill and other asset impairment charges	9,196	4,419	9,196	304,848
Net acquisition costs	216	-	216	-
Other non-operating, net	995	(520)	(878)	(9,267)
Adjusted EBITDA	$ 59,535	$ 70,448	$ 160,776	$ 181,559

Adjusted EBITDA Margin	22.7%	24.6%	16.5%	17.2%

Reconciliation of Net Income (Loss) to Adjusted Net Income

NET INCOME (LOSS)	$ 3,086	$ 8,830	$ (34,193)	$ (300,162)

Add back certain items:
Loss (Gain) on extinguishment of debt, net	1,104	(418)	(431)	(1,167)
Impairment charges related to equity investments	720	8,167	1,621	8,167
Intangible impairment charges	9,196	4,419	9,196	304,848
Gain on sale of equity investments	-	-	-	(8,061)
Severance charges	1,762	2,241	15,160	12,927
Accelerated depreciation on equipment	25	3,589	6,960	10,248
(Gain) loss on sale of land and relocation charges, net	(3,971)	190	3,255	582
Technology conversion costs related to co-sourcing a majority of information technology operations	619	380	10,837	380
Costs associated with reorganizing sales and other operations	1,048	691	6,996	3,388
Net acquisition costs and other	47	44	47	34
Certain discrete tax items	3,175	(3,548)	2,278	(3,548)
Less: Tax effect of adjustments	(3,915)	(7,333)	(20,344)	(15,800)
Adjusted net income (1)	$ 12,896	$ 17,252	$ 1,382	$ 11,836

(1) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 232,434	$ 249,429	$ 954,553	$ 1,301,913
Add back:
Depreciation and amortization	19,895	25,703	89,446	101,595
Goodwill and other asset impairment charges	9,196	4,419	9,196	304,848
Severance charges and non-cash stock compensation	2,787	2,669	18,290	16,105
(Gain) loss on sale of land and relocation charges, net	(3,971)	190	3,255	582
Technology conversion costs related to co-sourcing a majority of information technology operations	619	380	10,837	380
Costs associated with reorganizing sales and other operations	1,048	691	6,996	3,388
Net acquisition costs	216	-	216	-
Adjusted operating expenses	$ 202,644	$ 215,377	$ 816,317	$ 875,015

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print			Digital

Revenues - Net:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
Advertising
Retail	$81,005	$93,368	-13.2%	$55,181	$70,047	-21.2%	$25,824	$23,320	10.7%
National	12,266	14,023	-12.5%	5,000	7,098	-29.6%	7,267	6,925	4.9%
Classified Total	31,940	36,262	-11.9%	17,435	20,630	-15.5%	14,505	15,633	-7.2%
Automotive	7,801	9,470	-17.6%	2,284	3,467	-34.1%	5,518	6,004	-8.1%
Real Estate	5,939	6,529	-9.0%	3,065	3,779	-18.9%	2,874	2,750	4.5%
Employment	4,653	6,324	-26.4%	1,905	2,954	-35.5%	2,748	3,370	-18.5%
Other	13,547	13,939	-2.8%	10,181	10,429	-2.4%	3,365	3,510	-4.1%
Direct Marketing	33,062	33,961	-2.6%	33,062	33,961	-2.6%
Other Advertising	94	174	-46.0%	94	174	-46.0%
Total Advertising	$158,367	$177,788	-10.9%	$110,772	$131,910	-16.0%	$47,596	$45,878	3.7%

Memo: Digital-only							$34,420	$30,998	11.0%

Audience	92,667	94,497	-1.9%	66,620	68,777	-3.1%	26,048	25,720	1.3%
Other	11,145	13,540	-17.7%
Total Revenues	$262,179	$285,825	-8.3%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,102.4	3,524.4	-12.0%

Millions of Preprints Distributed				717.1	920.8	-22.1%

Audience:
Daily Average Total Circulation*				1,458.8	1,623.4	-10.1%
Sunday Average Total Circulation*				2,119.5	2,397.4	-11.6%
Average Monthly Unique Visitors							61,040.3	49,917.6	22.3%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change
Advertising
Retail	$280,916	$318,953	-11.9%	$191,206	$236,240	-19.1%	$89,710	$82,713	8.5%
National	42,925	45,861	-6.4%	18,941	25,362	-25.3%	23,984	20,499	17.0%
Classified Total	137,347	153,699	-10.6%	76,906	89,913	-14.5%	60,441	63,787	-5.2%
Automotive	32,382	37,789	-14.3%	9,923	15,291	-35.1%	22,459	22,498	-0.2%
Real Estate	24,498	27,083	-9.5%	13,420	16,216	-17.2%	11,078	10,867	1.9%
Employment	23,036	30,120	-23.5%	10,142	13,909	-27.1%	12,894	16,211	-20.5%
Other	57,431	58,707	-2.2%	43,420	44,497	-2.4%	14,010	14,210	-1.4%
Direct Marketing	106,804	118,036	-9.5%	106,804	118,036	-9.5%
Other Advertising	743	866	-14.2%	743	866	-14.2%
Total Advertising	$568,735	$637,415	-10.8%	$394,600	$470,417	-16.1%	$174,135	$166,999	4.3%

Memo: Digital-only							$121,747	$106,055	14.8%

Audience	364,830	367,858	-0.8%	263,685	268,415	-1.8%	101,146	99,443	1.7%
Other	43,528	51,301	-15.2%
Total Revenues	$977,093	$1,056,574	-7.5%

Advertising Statistics for Dailies:
Full Run ROP Linage				12,313.6	13,466.3	-8.6%

Millions of Preprints Distributed				2,572.8	3,248.5	-20.8%

Audience:
Daily Average Total Circulation*				1,476.2	1,626.7	-9.3%
Sunday Average Total Circulation*				2,189.3	2,446.6	-10.5%
Monthly Unique Visitors							56,680.1	44,695.9	26.8%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com